CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of ClearSign Combustion Corporation (Form S-8 No. 333-184884) of our report dated February 22, 2013 with respect to the audited financial statements of ClearSign Combustion Corporation for the year ended December 31, 2012.

/s/ Gumbiner Savett Inc.

February 22, 2013

Santa Monica, California